Exhibit (d)(12)

AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Mutual Funds)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT, dated as of January 1, 2006 (the “Agreement”), by and among Thrivent Asset Management, LLC (the “Adviser”), Thrivent Mutual Funds (the “Trust”) and Goldman Sachs Asset Management, L.P. (the “Sub-adviser”).

The Agreement is hereby amended, effective as of July 1, 2009, as follows:

1.	The following paragraph is added as Section III.G. to the Agreement:

In performing its obligations under this Agreement, the Sub-adviser may, at its own discretion, delegate any or all of its discretionary investment, advisory and other rights, powers and functions hereunder to any affiliate adviser or participating affiliate, without further written consent of the Adviser or the Trust, provided that the Sub-adviser shall always remain liable to the Adviser and Trust for its obligations hereunder.

2.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

THRIVENT MUTUAL FUNDS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Maire O’Neill
Name:	Maire O’Neill
Title:	Managing Director

EXHIBIT A

Schedule I

Dated July 1, 2009

Sub-advisory Fees

Thrivent Partner Mid Cap Value Fund

Advisory Fee*	Average Daily Net Assets**
0.50%	$0-$200 Million
0.45%	Above $200 Million

*	Annual Rate
**	Breakpoints for Thrivent Partner Mid Cap Value Fund are determined by combining the subadvised assets of Thrivent Partner Mid Cap Value Portfolio, a series of Thrivent Series Fund, Inc.